Exhibit 99.1

FOR IMMEDIATE RELEASE:
March 2, 2006

DOMINION HOMES HIRES NEW PRESIDENT & COO

DUBLIN, OH – Dominion Homes, one of the nation’s top homebuilders with revenues of $415.7 million from the delivery of 2,146 homes in 2005, has named Jeffrey Croft its new President and Chief Operating Officer.

Croft was hired after an extensive nationwide industry search. The addition of Croft comes on the heels of the recent announcement of William Cornely as the Company’s new CFO. Both Croft and Cornely will report to Chairman and CEO Douglas G. Borror.

“Jeff’s career in the building industry spans over 20 years,” Douglas G. Borror, Chairman and CEO said. “He is a visionary leader with the operations and finance background to help our company grow and prosper. He has proven his ability to lead through times of challenge and change, which we have experienced in the recent market downturn.”

Croft, who starts on March 13, will be responsible for overseeing Dominion’s division operations (Ohio and Kentucky) including strategic direction, capital allocation, organizational development, operational performance, project approval and product development, and will spearhead the Company’s expansion projects.

“This is just the opportunity I’ve been looking for,” Croft said. “Dominion Homes has a reputation for quality and innovation, and I’m excited to be aligned with a Company that doesn’t just want to reach the next level, but wants to be the best it can be on every level.”

Prior to joining Dominion Homes, Croft spent over 19 years with Pulte Homes, one of the largest homebuilders in the country, in various regional positions, most recently as an Area President providing strategic direction and overseeing operations in Pulte’s Northeast Region. Croft began his career with Price Waterhouse & Company (now PriceWaterhouseCoopers) supervising accounts in the Detroit area.

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Croft, a CPA, holds a BS in Business from Central Michigan University. He and his wife, both originally from Michigan, will be relocating to the Columbus area from Virginia. They have two children aged 17 and 21.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company and its homes is located on its website (www.dominionhomes.com).

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FOR MORE INFORMATION, CONTACT:

Lori Steiner 614-356-5524 or

Cindy Petrie 740-654-1216